EXHIBIT 99.1

Southern National Bancorp of Virginia, Inc. to Acquire the Warrenton Branch of Millennium Bank of Virginia

MCLEAN, Va., June 22, 2009 (GLOBE NEWSWIRE) -- Southern National Bancorp of Virginia, Inc. (Nasdaq:SONA), the holding company for Sonabank, announced today that Sonabank has entered into a definitive agreement to purchase the Warrenton branch office, acquire approximately $26 million in selected loans and to assume approximately $26 million of the deposits from Millennium Bank, N.A. Under the agreement, approximately half of the loans are scheduled to be transferred to Sonabank at the end of July. The remaining loans and the deposits will be transferred on September 28th , subject to regulatory approval.

Georgia Derrico, CEO of Sonabank commented: "For all of us at Sonabank, this represents an important return to our roots. Our predecessor bank, Southern Financial Bancorp, was headquartered in Warrenton. Sonabank's administrative center is in Warrenton. Sonabank already has a branch in Warrenton but not downtown. This transaction adds an excellent downtown branch to the Sonabank network." The transaction is expected to be accretive to Sonabank's earnings in the fourth quarter of 2009.

Jack Novack, CEO of Millennium Bank commented: "Millennium is pleased to be able to announce this transaction, which is a continuing part of our efforts to focus on our core Northern Virginia market, and stabilize our capital position."

Southern National Bancorp is headquartered in McLean, Virginia and is the holding company for Sonabank.

Sonabank is a $440 million bank Virginia-chartered bank that operates 8 banking offices in McLean, Herndon, Reston, Leesburg (2), Warrenton, Charlottesville and Clifton Forge, Virginia.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that relate to future events or the future performance of Southern National Bancorp of Virginia, Inc. Forward-looking statements are not guarantees of performance or results. These forward-looking statements are based on the current beliefs and expectations of the respective management of Southern National Bancorp and Sonabank and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond their respective control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the anticipated results discussed or implied in these forward-looking statements because of numerous possible uncertainties. Words like "may," "plan," "contemplate," "anticipate," "believe," "intend," "continue," "expect," "project," "predict," "estimate," "could," "should," "would," "will," and similar expressions, should be considered as identifying forward-looking statements, although other phrasing may be used. Such forward-looking statements involve risks and uncertainties and may not be realized due to a variety of factors. Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q) filed by Southern National Bancorp. You should consider such factors and not place undue reliance on such forward-looking statements. No obligation is undertaken by Southern National Bancorp to update such forward-looking statements to reflect events or circumstances occurring after the issuance of this press release.

CONTACT:  Southern National Bancorp of Virginia, Inc.
          R. Roderick Porter, President
          202-464-1130 ext. 2406
          Fax: 202-464-1134
          rporter@sonabank.com
          www.sonabank.com